                                                             EXHIBIT 99.1
                                                      1105 North Market Street
                                                              Suite 1230
                                                      Wilmington, Delaware 19801
                                                          www.delphifin.com

[DELPHI LOGO]

Press Release





Contact: Bernard J. Kilkelly                         FOR IMMEDIATE RELEASE
         Vice President, Investor Relations          7/22/03
Phone:   212-303-4349
E-mail:  bernie-kilkelly@dlfi.com





     DELPHI FINANCIAL ANNOUNCES SECOND QUARTER 2003 OPERATING EPS OF $1.06

                       AND NET INCOME PER SHARE OF $1.16;

                  ANNOUNCES ADOPTION OF STOCK OPTION EXPENSING

Wilmington, Delaware - July 22, 2003 - Delphi Financial Group, Inc. (NYSE: DFG) announced today that net income in the second quarter of 2003 was $24.7 million, or $1.16 per share, compared with net income in the second quarter of 2002 of $19.5 million, or $0.92 per share. First half 2003 net income was $47.2 million, or $2.22 per share, compared with net income in the first half of 2002 of $39.1 million, or $1.84 per share.

Operating earnings(1) in the second quarter of 2003 were $22.4 million, or $1.06 per share, a 15% increase over operating earnings of $19.6 million, or $0.92 per share, for second quarter 2002. Operating earnings for the first half of 2003 were $44.1 million, or $2.08 per share, an increase of 13% over the first half of 2002.

Core group employee benefit premiums in the second quarter of 2003 rose 19% from the prior year's quarter, reaching $162.9 million. This growth was driven by a 48% increase in premiums from Safety National's leading product, excess workers' compensation insurance for self-insured employers. Safety National continued to capitalize on the hard market for excess workers' compensation, achieving average price increases above 15%, significant improvements in contract terms, and a 65% increase in new sales.

Delphi's net investment income in the second quarter of 2003 increased 26% to $49.4 million from $39.1 million in the prior year's quarter. This growth was driven by an 18% increase in invested assets, which reached $3.1 billion at June 30, 2003 from $2.6 billion at June 30, 2002. The pre-tax equivalent yield on the Company's investment portfolio in the second quarter of 2003 was 6.8%. Book value per share at June 30, 2003 increased to $36.11 from $32.75 at December 31, 2002.

Robert Rosenkranz, Chairman and Chief Executive Officer, commented, "Our second quarter results exceeded our expectations as we continued to capitalize on favorable market trends in excess workers' compensation insurance. We believe this hard market will continue for several years as ongoing price increases for primary workers' compensation insurance cause more companies to self-insure, which creates greater demand for our excess coverage. At Reliance Standard, core premiums increased 14%, reflecting strong production in 2002 and improved persistency. Our investment results in the second quarter were gratifying, especially against a backdrop of generally declining interest rates."

                                                                    EXHIBIT 99.1

DELPHI FINANCIAL REPORTS SECOND QUARTER 2003 OPERATING EPS OF $1.06       PAGE 2


Mr. Rosenkranz added, "We remain very optimistic about our long-term growth prospects based on the favorable outlook for our businesses. For the full year 2003 and looking out to 2004, we continue to expect to achieve operating earnings per share growth at a minimum rate of 12%."

An important achievement for Delphi in the second quarter was the completion of a 30-year Senior Notes offering totaling $144 million ($125 million plus overallotments). The proceeds of the offering were used to repay existing corporate debt and will be used to repay all of the Company's outstanding 2003 debt maturities.

Delphi also announced that in the second quarter of 2003, the Company adopted the stock option expensing provisions of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation. The Company is adopting the prospective method for all stock option grants made after January 1, 2003, which will be expensed over the options' vesting periods based on the fair value at the date the options are granted. The impact of this adoption reduced operating earnings and net income in the second quarter of 2003 by $352,000, or $0.02 per share. Based on stock options granted through June 30, 2003, the Company expects the impact to operating earnings and net income for full-year 2003 to be approximately $1.3 million, or $0.06 per share.

On July 23, 2003 at 11:00 AM (Eastern time), Delphi will broadcast the Company's second quarter 2003 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi's website for one week beginning at approximately 1:00 PM (Eastern time) on July 23, 2003. Investors can also download Delphi's second quarter 2003 statistical supplement from the Company's website at www.delphifin.com.

In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statement made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as "expect," "believe," "plan," "outlook," "goal" or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi's control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative

                                                                    EXHIBIT 99.1

DELPHI FINANCIAL REPORTS SECOND QUARTER 2003 OPERATING EPS OF $1.06      PAGE 3



and regulatory developments, including but not limited to changes in financial services and tax laws and regulations, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi's business, such as the level of its insurance premiums and fee income, the claims experience and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and changes in Delphi's investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Delphi disclaims any obligation to update forward-looking information.

Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related insurance coverages: group life, long-term and short-term disability, excess workers' compensation, and travel accident. Delphi's asset accumulation business emphasizes individual fixed annuity products. Delphi's common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.

(1) Operating earnings, which is a non-GAAP financial measure, consist of income from operations excluding after-tax realized investment gains and losses and an after-tax loss from extinguishment of debt, as applicable. After-tax net realized investment gains were $2.3 million and $0.1 million, or $0.10 per share and $0.01 per share, for the second quarter of 2003 and 2002, respectively, and $3.0 million and $0.2 million, or $0.14 per share and $0.01 per share, for the first half of 2003 and 2002, respectively. The after-tax loss from extinguishment of debt was $0.2 million, or $0.01 per share, for the second quarter and first half of 2002. The Company believes that because realized investment gains and losses and gains and losses on extinguishment of debt entail management discretion and do not represent an element of its ongoing earnings capacity, a measure excluding their impact is useful in analyzing the Company's operating trends. All per share amounts are on a diluted basis.

                               -tables attached-

                          DELPHI FINANCIAL GROUP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                (Unaudited; in thousands, except per share data)


                                                                     Three Months Ended              Six Months Ended
                                                                   -------------------------      --------------------------
                                                                   06/30/03       06/30/02        06/30/03        06/30/02
                                                                   --------       --------        --------        --------
Revenue:
    Premium and fee income                                         $174,920       $ 156,348        $346,681       $ 313,175
    Net investment income                                            49,354          39,105          95,059          80,169
    Net realized investment gains                                     3,464             218           4,679             313
    Loss on extinguishment of debt                                     --              (332)           --              (332)
                                                                   --------       ---------        --------       ---------
                                                                    227,738         195,339         446,419         393,325
                                                                   --------       ---------        --------       ---------
Benefits and expenses:
    Benefits, claims and interest credited to policyholders         130,213         116,415         260,627         236,948
    Commissions and expenses                                         57,505          47,470         110,537          93,091
                                                                   --------       ---------        --------       ---------
                                                                    187,718         163,885         371,164         330,039
                                                                   --------       ---------        --------       ---------

      Operating income                                               40,020          31,454          75,255          63,286

Interest expense:
    Corporate debt                                                    3,535           2,230           5,804           4,758
    Dividends on capital securities                                     977             839           1,816           1,678
Income tax expense                                                   10,816           8,869          20,447          17,764
                                                                   --------       ---------        --------       ---------

      Net income                                                   $ 24,692       $  19,516        $ 47,188       $  39,086
                                                                   ========       =========        ========       =========


Basic results per share of common stock:

    Operating earnings (1)                                         $   1.08       $    0.94        $   2.13       $    1.89
    Net realized investment gains, net of taxes                        0.11            0.01            0.14            0.01
    Loss on extinguishment of debt, net of taxes                       --             (0.01)           --             (0.01)
                                                                   --------       ---------        --------       ---------
      Net income                                                   $   1.19       $    0.94        $   2.27       $    1.89
                                                                   ========       =========        ========       =========

    Weighted average shares outstanding                              20,702          20,728          20,763          20,708

Diluted results per share of common stock:

    Operating earnings (1)                                         $   1.06       $    0.92        $   2.08       $    1.84
    Net realized investment gains, net of taxes                        0.10            0.01            0.14            0.01
    Loss on extinguishment of debt, net of taxes                       --             (0.01)           --             (0.01)
                                                                   --------       ---------        --------       ---------
      Net income                                                   $   1.16       $    0.92        $   2.22       $    1.84
                                                                   ========       =========        ========       =========

    Weighted average shares outstanding                              21,246          21,322          21,230          21,238

Dividend paid per share of common stock                            $   0.08       $    0.07        $   0.16       $    0.14



(1) Operating earnings, which is a non-GAAP financial measure, consist of income from operations excluding after-tax realized investment gains and losses and an after-tax loss from extinguishment of debt, as applicable.

                   DELPHI FINANCIAL GROUP, INC.
              SUMMARIZED CONSOLIDATED BALANCE SHEETS
         (Unaudited; in thousands, except per share data)


                                                                    06/30/03         12/31/02
                                                                   ----------       ----------
Assets:
    Investments:
       Fixed maturity securities, available for sale               $2,646,380       $2,495,629
       Short-term investments                                         219,329          204,890
       Other investments                                              243,849          115,532
                                                                   ----------       ----------
                                                                    3,109,558        2,816,051

    Cash                                                               25,257           27,669
    Cost of business acquired                                         169,664          168,110
    Reinsurance receivables                                           398,903          392,659
    Goodwill                                                           93,929           93,929
    Other assets                                                      183,135          163,371
    Assets held in separate account                                    85,212           73,153
                                                                   ----------       ----------

          Total assets                                             $4,065,658       $3,734,942
                                                                   ==========       ==========

Liabilities and Shareholders' Equity:
    Policy liabilities and accruals                                $1,429,764       $1,371,214
    Policyholder account balances                                     936,829          909,961
    Corporate debt                                                    210,235          118,139
    Other liabilities and policyholder funds                          613,732          554,890
    Liabilities related to separate account                            71,251           63,033
                                                                   ----------       ----------

          Total liabilities                                         3,261,811        3,017,237

Company-obligated mandatorily redeemable
    capital securities of subsidiaries                                 56,050           36,050

Shareholders' equity                                                  747,797          681,655
                                                                   ----------       ----------
          Total liabilities and shareholders' equity               $4,065,658       $3,734,942
                                                                   ==========       ==========



Diluted book value per share of common stock                       $    36.11       $    32.75

Diluted book value per share of common stock before
       accumulated other comprehensive income (2)                  $    33.65       $    31.47



(2) Diluted book value per share of common stock before accumulated other comprehensive income, which is a non-GAAP financial measure, is based on shareholders' equity excluding the effect of accumulated other comprehensive income, which was $57.5 million, or $2.46 per share, and $30.0 million, or $1.28 per share, at June 30, 2003 and December 31, 2002, respectively. The Company believes that, because accumulated other comprehensive income fluctuates from period to period primarily due to changes in the value of its assets resulting from variations in market interest rates, while the values of its liabilities are not similarly marked to market under GAAP, this non-GAAP financial measure provides useful supplemental information.